CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectus and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information, each dated June 1, 2022, and each included in this Post-Effective Amendment No. 74 to the Registration Statement (Form N-1A, File No. 2-89275) of Dreyfus Tax Exempt Cash Management Funds (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated March 22, 2022, with respect to the financial statements and financial highlights of Dreyfus Tax Exempt Cash Management, the sole fund constituting Dreyfus Tax Exempt Cash Management Funds, included in the Annual Report to Shareholders (Form N-CSR) for the year ended January 31, 2022, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

New York, New York

May 25, 2022